UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2019

OCULAR THERAPEUTIX, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36554	20-5560161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Crosby Drive

Bedford, MA 01730

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 357-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value per share	OCUL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2019, Ocular Therapeutix, Inc. (the “Company”) entered into a transition, separation and release of claims agreement (the “Transition Agreement”) with Dr. Amarpreet S. Sawhney based on a mutual agreement not to renew Dr. Sawhney’s Employment Agreement with the Company, dated as of June 24, 2014, as amended as of June 20, 2017 and August 6, 2018 (the “Employment Agreement”).  Pursuant to the Transition Agreement, Dr. Sawhney has resigned from his role as Chairman of the Board of Directors (the “Board”) of the Company and any and all other positions he holds as an officer, employee or member of the Board of Directors of the Company, effective as of July 26, 2019 (the “Separation Date”).  As a formality, on May 24, 2019, the Company had delivered to Dr. Sawhney notice of non-renewal of the Employment Agreement in advance of finalization of the terms of the Transition Agreement.

From May 29, 2019 to the Separation Date (the “Transition Period”), Dr. Sawhney has agreed to continue to serve as Chairman of the Board and as an at-will employee of the Company.  During the Transition Period, Dr. Sawhney will continue to receive his base salary and will remain eligible to participate in the Company’s benefits plans (pursuant to the terms and conditions of such plans).

The Transition Agreement also provides for, among other things, a release of claims by Dr. Sawhney, non-disclosure and non-disparagement obligations applicable to Dr. Sawhney and non-disparagement obligations applicable to the Company. In addition, the Transition Agreement provides that the confidentiality, non-competition and non-solicitation provisions of the Employment Agreement remain in effect in accordance with their terms.

On May 29, 2019, the Company and Dr. Sawhney also entered into a consulting agreement (the “Consulting Agreement”), to be effective on the day immediately following the Separation Date, pursuant to which Dr. Sawhney has agreed to provide scientific and technical consulting and advisory services to the Company. The Company has agreed to pay Dr. Sawhney consulting fees on an hourly fee-for-service basis for any consulting services provided under the Consulting Agreement. The Consulting Agreement automatically terminates upon the occurrence of certain specified events including Dr. Sawhney’s death, incapacity, or revocation of his release of claims against the Company. Either the Company or Dr. Sawhney may terminate the Consulting Agreement immediately upon a material breach by the other party of the Consulting Agreement or the Transition Agreement or for any reason upon ten days written notice.

Under the Transition Agreement, Dr. Sawhney also agreed that, should the Company establish a Scientific Advisory Board (“SAB”), he will be available, upon the Company’s request during the term of the Consulting Agreement, to serve on the SAB subject to mutually agreeable terms and conditions.

During the Transition Period and following the Separation Date, provided that Dr. Sawhney continues to provide services to the Company pursuant to the Consulting Agreement, the outstanding stock options previously granted to Dr. Sawhney by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and stock option agreements. Vesting of the outstanding stock options previously granted to Dr. Sawhney by the Company will cease immediately upon termination of the Consulting Agreement, and any vested stock options will be exercisable until the earlier of (i) the original expiration of such stock option, or (ii) the date that is five years following the cessation of services provided by Dr. Sawhney pursuant to the Consulting Agreement.

The foregoing description of certain terms of the Transition Agreement and Consulting Agreement is qualified in its entirety by reference to the Transition Agreement and Consulting Agreement, copies of which are attached as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein.

Item 8.01. Other Events.

On May 29, 2019, the Company announced that the Centers for Medicare and Medicaid Services, or CMS, had approved transitional pass-through payment status and established a new reimbursement code for DEXTENZA® (dexamethasone ophthalmic insert). The code, C9048, is scheduled to become effective July 1, 2019.

A C-code is a unique temporary product code established by CMS for the Hospital Outpatient Prospective Payment System used to report claims for hospital outpatient department and ambulatory surgical center services and procedures. The formal receipt of the C-code facilitates the reimbursement of DEXTENZA until such time as CMS may potentially approve a J-code and such approval becomes effective.

In May 2019, the Company announced that CMS included DEXTENZA on its list of products that have been preliminarily recommended for a new dedicated Healthcare Common Procedure Coding System J-code which, if granted, would become effective January 1, 2020. A J-code represents a permanent product code that could be used across settings of care.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

10.1	Transition, Separation and Release of Claims Agreement by and between Ocular Therapeutix, Inc. and Dr. Amarpreet S. Sawhney, dated as of May 29, 2019.

10.2	Consulting Agreement by and between Ocular Therapeutix, Inc. and Dr. Amarpreet S. Sawhney, dated as of May 29, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCULAR THERAPEUTIX, INC.

Date: May 30, 2019	By:	/s/ Donald Notman
Donald Notman
Chief Financial Officer